Exhibit 99.1

Calgon Carbon Announces Share Repurchase Authorization for up to $100 Million of Common Stock

PITTSBURGH--(BUSINESS WIRE)--November 19, 2012--Calgon Carbon Corporation (NYSE: CCC) announced today that its board of directors has approved a share repurchase program for up to $100 million of the company’s outstanding stock.

The company may use its existing credit facility, cash on hand, and cash generated from operations to fund the share repurchase program. As of September 30, 2012, Calgon Carbon had availability under its U.S. revolving credit facility of approximately $118 million and cash and cash equivalents of approximately $19 million.

Randy Dearth, Calgon Carbon’s president and chief executive officer, stated, “Today’s announcement underscores the commitment of management and our board of directors to create and enhance shareholder value.”

“The initiation of the stock repurchase program follows the completion of our 2013 profit plan. Reduced capital requirements, a lower cost structure resulting from our previously announced $20 million cost improvement program, and better working capital management are expected to result in improved profitability and cash flow generation.”

“The board’s approval of the stock repurchase program clearly demonstrates its support of our short-term strategy as well as its confidence in the company’s opportunities for long-term growth from emerging markets such as disinfection byproducts, mercury removal from flue gas, and ballast water treatment.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795